Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTING FIRM

We consent to the incorporation by reference in the Registration Statement of Form S-8 (File number: 333-46712) of our report, dated April 1,2007, relating to the financial statements of SecureLogic Corp appearing in the Annual Report of Form 10-KSB of SecureLogic Corp for the year ended December 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern).

/s/ Brightman Almagor & Co.

Brightman Almagor & Co., Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu
Tel- Aviv, Israel
April 12, 2007.